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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                               FORM 8-K (12g-3)

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: July 1, 2001



                                 ____________

                           Waccamaw Bankshares, Inc.

         North Carolina                          Applied for
    (State of incorporation)          (I.R.S. Employer Identification No.)

   110 North J.K. Powell Boulevard, Whiteville, North Carolina    28472-3008
            (Address of principal executive offices)              (Zip Code)

                  Issuer's telephone number: (910) 641-0044

                           _________________________



              This document contains 2 pages, excluding exhibits.
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Item 2:  Acquisition or Disposition of Assets.

Effective July 1, 2001, Waccamaw Bankshares, Inc. ("Bankshares"), acquired 100% of the voting shares of Waccamaw Bank through a share exchange with the former shareholders of Waccamaw Bank. Bankshares is a financial holding company supervised by the Board of Governors of the Federal Reserve System. Through the share exchange, the former shareholders of Waccamaw Bank received six shares of common stock of the financial holding company for every five shares of common stock of Waccamaw Bank owned. James G. Graham, President and Chief Executive Officer of Waccamaw Bank and Waccamaw Bankshares, Inc., said of the conversion:
"This is a further stage in the development of Waccamaw Bank. A financial holding company is a new vehicle created by Congress that allows a company to combine banking, securities and insurance. Creation of a financial holding company positions our company well for future opportunities we expect to become available. We intend to use the financial holding company structure to enhance our company's ability to diversify its assets and potentially increase shareholder value."

Bankshares' current intent is that its sole activity will be to hold the stock of the Bank. Waccamaw Bank opened on September 2, 1997. The Bank is headquartered in Whiteville, North Carolina, with offices in Chadbourn, Tabor City, Holden Beach and Shallotte. At June 30, 2001, the Bank had total assets of $121.9 million, total deposits of $101.5 million, and shareholders' equity of $12.2 million.

Item 7(a):  Financial Statements of Business Acquired
     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements required. In accordance with Item 7(a)(4) of Form 8-K, such financial statements shall be filled by amendment to this Form 8-K no later than 60 days after July 16, 2001.

Item 7(b):  Pro Forma Financial Information
     As of the date of filing of this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial statements required. In accordance with Item 7(a)(4) of Form 8-K, such pro forma financial statements shall be filled by amendment to this Form 8-K no later than 60 days after July 16, 2001.

Item 7(c):  Exhibits
     Exhibit 2:  Agreement And Plan Of Reorganization And Share Exchange
     Exhibit 3(i):  Articles of Incorporation
     Exhibit 3(ii)  Bylaws


Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Waccamaw Bankshares, Inc.

                              By: /s/ James G. Graham
                                  -------------------
                                  James G. Graham
                                  President

                              Date:   July 12, 2001